Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 2, 2017	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON REPORTS RECORD THIRD QUARTER SALES AND BACKLOG
WITH A SLIGHT DECREASE IN NET INCOME

TULSA, Okla, November 2, 2017 - AAON, Inc. (NASDAQ-AAON) today announced its operating results for the third quarter and nine months ended September 30, 2017.

In the quarter ended September 30, 2017, net sales were $113.7 million, up 8.7% from $104.6 million in 2016. Net income was $14.7 million, a decline of 6.2% from $15.7 million in the same period a year ago. Net sales for the nine months ended September 30, 2017 were $301.1 million, increasing 3.0% from $292.3 million in 2016. Net income for the nine months ended September 30, 2017 was $38.7 million, down 7.7% from $42.0 million in 2016. Earnings per diluted share in the third quarter of 2017 were $0.28, down 3.4% from $0.29 for the same period in 2016, based upon 53.0 million and 53.4 million shares outstanding at September 30, 2017 and 2016, respectively. Earnings per diluted share for the nine months ended September 30, 2017 were $0.73, a decrease of 6.4% from $0.78 in 2016, based upon 53.1 million and 53.5 million shares outstanding at September 30, 2017 and 2016, respectively.

Our backlog at September 30, 2017 increased 19% to $73.8 million, from $62.2 million for the same period a year ago.

Selling, general and administrative expenses increased $2.6 million or 25.3% to $13.0 million (11.5% of sales) from $10.4 million (9.9% of sales) as compared to the third quarter of 2016. This increase is primarily due to warranty expense and modifications the Company has made during the year to its warranty policy. These modifications more clearly define what qualifies as a warranty claim and place a deadline for when claims may be submitted. The Company continues to expect these changes will benefit the Company in the long term with better customer relationships.

We are still awaiting certifications from AHRI on our new water-source heat pump (WSHP) products. However, we are seeing significant increases in WSHP orders, the bulk of which will be delivered by the end of 2017. With the approval of certifications, we anticipate WSHP orders will increase substantially in 2018.

Capital expenditures for the nine months ended September 30, 2017 were $26.4 million and for the total year 2017 we estimate we will reach $47-$50 million to complete work on our first automated WSHP line, start work on one of the two additional WSHP lines and the construction of our state of the art laboratory. For 2018, we currently estimate total capital expenditures in the range of $35-$37 million to finish work on our second WSHP line, start work on our third WSHP line and increase our sheet metal capacity with additional Salvagnini machines.

Norman H. Asbjornson, CEO, said, "We're happy to witness revenue growth and improvement in our production. We continue to make investments in our research and development and capital expenditures so that revenues accelerate in 2018 and beyond. We are now less than a year from opening the Norman Asbjornson Innovation Center, our state of the art acoustical and performance measuring laboratory. The ability to do testing in this facility for ourselves and customers will allow us to introduce new products at a more rapid rate while generating additional revenue."

Mr. Asbjornson concluded, “Our financial condition at September 30, 2017 remains strong with a current ratio of 2.7:1 (including cash and short-term investments totaling $39.9 million) and we continue to operate debt free."

The Company will host a conference call today at 4:15 P.M. Eastern Time to discuss the third quarter results. To participate, call 1-888-241-0551 (code 4098978); or, for rebroadcast, call 1-855-859-2056 (code 4098978).

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
Net sales	$113,668	$104,568	$301,072	$292,309
Cost of sales	78,010	71,476	208,750	200,739
Gross profit	35,658	33,092	92,322	91,570
Selling, general and administrative expenses	13,034	10,400	35,535	29,874
Loss (gain) on disposal of assets	(1)	—	46	(20)
Income from operations	22,625	22,692	56,741	61,716
Interest income, net	84	82	215	223
Other income, net	41	(12)	86	115
Income before taxes	22,750	22,762	57,042	62,054
Income tax provision	8,033	7,080	18,314	20,098
Net income	$14,717	$15,682	$38,728	$41,956
Earnings per share:
Basic	$0.28	$0.30	$0.74	$0.79
Diluted	$0.28	$0.29	$0.73	$0.78
Cash dividends declared per common share:	$—	$—	$0.13	$0.11
Weighted average shares outstanding:
Basic	52,566,619	52,891,879	52,586,429	52,942,571
Diluted	53,014,269	53,394,331	53,103,408	53,467,023

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)
	September 30, 2017	December 31, 2016
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$23,515	$24,153
Certificates of deposit	5,040	5,512
Investments held to maturity at amortized cost	11,342	14,083
Accounts receivable, net	57,342	43,001
Income tax receivable	—	6,239
Note receivable	28	25
Inventories, net	66,117	47,352
Prepaid expenses and other	757	616
Total current assets	164,141	140,981
Property, plant and equipment:
Land	2,233	2,233
Buildings	88,740	78,806
Machinery and equipment	179,712	158,216
Furniture and fixtures	14,136	12,783
Total property, plant and equipment	284,821	252,038
Less: Accumulated depreciation	146,513	137,146
Property, plant and equipment, net	138,308	114,892
Note receivable	689	657
Total assets	$303,138	$256,530

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	18,933	7,102
Dividends payable	—	—
Accrued liabilities	41,682	31,940
Total current liabilities	60,615	39,042
Deferred revenue	1,547	1,498
Deferred tax liabilities	10,678	9,531
Donations	—	561
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 52,513,061 and 52,651,448 issued and outstanding at September 30, 2017 and December 31, 2016, respectively	210	211
Additional paid-in capital	—	—
Retained earnings	230,088	205,687
Total stockholders' equity	230,298	205,898
Total liabilities and stockholders' equity	$303,138	$256,530

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
	Nine Months Ended September 30,
	2017	2016
Operating Activities	(in thousands)
Net income	$38,728	$41,956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,025	9,547
Amortization of bond premiums	39	216
Provision for losses on accounts receivable, net of adjustments	180	30
Provision for excess and obsolete inventories	54	420
Share-based compensation	4,960	3,172
Loss (gain) on disposition of assets	46	(20)
Foreign currency transaction gain	(65)	(38)
Interest income on note receivable	(18)	(21)
Deferred income taxes	1,147	(1,519)
Changes in assets and liabilities:
Accounts receivable	(14,521)	(3,340)
Income taxes	6,239	2,230
Inventories	(18,819)	(5,322)
Prepaid expenses and other	(141)	(287)
Accounts payable	3,781	949
Deferred revenue	416	334
Accrued liabilities and donations	8,814	(1,300)
Net cash provided by operating activities	41,865	47,007
Investing Activities
Capital expenditures	(26,436)	(23,627)
Proceeds from sale of property, plant and equipment	8	28
Investment in certificates of deposits	(5,280)	(4,112)
Maturities of certificates of deposits	5,752	9,840
Purchases of investments held to maturity	(13,241)	(10,384)
Maturities of investments	15,443	5,622
Proceeds from called investments	500	1,511
Principal payments from note receivable	48	39
Net cash used in investing activities	(23,206)	(21,083)
Financing Activities
Borrowings under revolving credit facility	—	761
Payments under revolving credit facility	—	(761)
Stock options exercised	1,715	1,681
Repurchase of stock	(12,991)	(14,572)
Employee taxes paid by withholding shares	(1,193)	(559)
Cash dividends paid to stockholders	(6,828)	(5,820)
Net cash used in financing activities	(19,297)	(19,270)
Net (decrease) increase in cash and cash equivalents	(638)	6,654
Cash and cash equivalents, beginning of period	24,153	7,908
Cash and cash equivalents, end of period	$23,515	$14,562

Use of Non-GAAP Financial Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
	(in thousands)
Net Income, a GAAP measure	$14,717	$15,682	$38,728	$41,956
Depreciation	3,744	3,201	11,025	9,547
Amortization of bond premiums	10	65	39	216
Share-based compensation	1,431	1,129	4,960	3,172
Interest income	(93)	(147)	(254)	(439)
Income tax expense	8,033	7,080	18,314	20,098
EBITDAX, a non-GAAP measure	$27,842	$27,010	$72,812	$74,550